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PRESS RELEASE


For more information, contact:
Paul B. Toms, Chief Executive Officer, or
Larry Ryder, Chief Financial Officer at 276-632-2133

For immediate release: June 25, 2002

Hooker Furniture Moves from Over-the-Counter to Nasdaq Listing

Martinsville, Va.: Hooker Furniture Corporation (OTC-BB: HOFT; Nasdaq-SCM: HOFT) announces that it will be listed on the Nasdaq SmallCap Market, a nationally recognized electronic stock market, effective June 27, 2002. The Company's stock will be traded under the symbol HOFT. Hooker's stock price closed at $15.60 on June 24, 2002 on the OTC-BB.

"This is an important step in making Hooker a more visible, publicly traded company," said Paul B. Toms Jr., Chairman and Chief Executive Officer. "We believe our shareholders will benefit from the listing on the Nasdaq SmallCap Market in a variety of ways, including improved trading of Hooker stock."

"We believe that listing on the Nasdaq SmallCap Market will facilitate greater liquidity and price efficiency for our investors, as well as provide greater access to capital markets for the Company to finance future growth opportunities," added E. Larry Ryder, Chief Financial Officer and Executive Vice President of Finance.

In April 2001, Hooker moved from pink sheet trading to trading on the OTC-BB. "Based on our experience following our move to OTC-BB, we would expect that listing on the Nasdaq SmallCap Market will improve our visibility in the investment community," Ryder said.

Nasdaq is the world's largest electronic stock market, listing the securities of nearly 4,100 of the world's leading companies. A core group of financial firms called "market makers" are the key to Nasdaq's market structure. More than 500 market-making firms trade on Nasdaq, acting as distributors for Nasdaq-listed securities. The following firms will act as the initial "market makers" for Hooker stock: BB&T Capital Markets, Suntrust Robinson Humphrey Capital Markets, and Raymond James & Associates.

According to Ryder, "We believe Hooker stock makes an attractive case for investors wishing to add a quality "smallcap" company to their portfolio." Toms added, "Hooker has a 78-year history of profitability and solid sales and earnings." From fiscal 1990 to 2000, Hooker's sales grew at a cumulative average annual growth rate of 12.8%. Over the same ten-year period, net income grew at a cumulative average annual growth rate of 14.3%. The Company recorded the best financial performance in its 78-year history in 2000. While the 2001 economic recession adversely affected sales at Hooker, as well as other companies in the furniture industry, Hooker's net sales for the first half of 2002 have increased 10.5% to $123.2 million compared to $111.5 in the first half of 2001. Net income for the first half of 2002 increased 65.6% to $6.3 million from $3.8 million in the 2001 first half. Earnings per share for the first half of 2002 increased 72.3% to $1.12 from $0.65 for the same period of 2001.

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According to Toms, "Hooker is well-positioned to compete going forward in the furniture industry, with a good mix of domestically manufactured and imported products and a very strong dealer base. We have an excellent reputation for quality, design, and value in the furniture marketplace and we are a key resource for our dealers in a number of important product niches including home office, home entertainment, and imported accent furniture."

In the increasingly global marketplace, Hooker has over 13 years of experience with offshore sourcing, primarily in the Far East. "With our import experience, we are positioned to take advantage of opportunities in both domestic and overseas product offerings - flexibility that is vitally important given the changing dynamics of the furniture industry," Ryder said.

At its June 2002 meeting, the Board of Directors declared an increased dividend of $0.10 per share payable on August 30, 2002, to shareholders of record August 15, 2002. The Company paid a dividend of $0.09 in May 2002. In announcing the dividend increase, Toms commented, "Earnings are returning to more historical levels and we are in a good cash flow position. One of our ongoing goals is to show consistent growth in dividends to shareholders. We are now positioned to do that."

Ranked among the nation's top 20 furniture manufacturers in sales, Hooker Furniture is a 78-year-old producer and importer of wall and entertainment systems, home office, occasional, dining and bedroom furniture with approximately 1,850 employee-owners. The Company has six manufacturing facilities and a distribution center in Virginia and North Carolina.

Plant locations include Pleasant Garden, Kernersville and Maiden, NC and Martinsville and Roanoke, VA.

Operating results for previous periods mentioned in this release may not be indicative of future results. This financial information should be read in conjunction with the financial statements and accompanying notes included in Hooker's Annual Report on Form 10-K for the fiscal year ended November 30, 2001; and, Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2002, filed with the Securities and Exchange Commission.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include the cyclical nature of the furniture industry, domestic and international competition in the furniture industry, general economic or business conditions, both domestically and internationally, fluctuations in the price of lumber, which is the most significant raw material used by the Company, supply disruptions or delays affecting imported products, adverse political acts or developments in the international markets from which the Company imports products, fluctuations in foreign currency exchange rates affecting the price of the Company's imported products, and capital costs.